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                                                                    EXHIBIT 11.1

                                CEMAX-ICON, INC.

                       COMPUTATION OF NET LOSS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,              MARCH 31,
                                           -------------------------------     -------------------
                                            1993        1994        1995        1995        1996
                                           -------     -------     -------     -------     -------
Historical primary and fully diluted:
  Weighted average common stock
     outstanding........................     2,030       2,347       3,859       2,391       4,897
  Shares related to SAB Nos. 55, 64 and
     83:
  Stock options.........................       295         295         295         295         295
                                           -------     -------     -------     -------     -------
                                             2,325       2,642       4,154       2,686       5,192
                                           =======     =======     =======     =======     =======
Net loss................................   $(1,198)    $(2,578)    $(6,815)    $  (755)    $  (518)
                                           =======     =======     =======     =======     =======
Net loss per share......................    $(0.52)     $(0.98)     $(1.64)     $(0.28)     $(0.10)
                                           =======     =======     =======     =======     =======
Proforma:
  Weighted average common stock
     outstanding........................                             3,859       2,391       4,898
  Preferred Stock if converted..........                             1,455       2,306         845
  Shares related to SAB Nos. 55, 64 and
     83:
  Stock options.........................                               295         295         295
                                                                   -------     -------     -------
                                                                     5,609       4,992       6,038
                                                                   =======     =======     =======
Net loss................................                           $(6,815)    $  (755)    $  (518)
                                                                   =======     =======     =======
Net loss per share......................                            $(1.22)     $(0.15)     $(0.09)
                                                                   =======     =======     =======
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(1) Assumed exercise of stock options granted during the twelve months ended
     June 1996, and purchase of treasury stock at the assumed initial public offering price applied retroactively for all periods presented.